Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer	Jaffoni & Collins Incorporated
Chief Financial Officer	(212) 835-8500 or FLYR@jcir.com
(303) 706-0778

NAVIGANT INTERNATIONAL (FLYR) TO RESTATE FINANCIAL RESULTS FOR

2000, 2001, 2002 AND 2003 AND WILL ESTABLISH NEW 2005 GUIDANCE

- Delays 2004 10-K Filing -

Denver, Colorado – March 30, 2005 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, today provided an update on the status of its previously announced review of its allocation of purchase price between goodwill and customer-related intangibles and other identifiable intangibles for businesses Navigant acquired during 2001 through 2004. The Company also provided information on a re-evaluation of the treatment of real estate leases and leasehold improvement amortization periods.

As a result of this review, Navigant will reallocate some portion of the purchase prices for acquisitions during this time period from goodwill to specific, definite-lived, identifiable assets. The reallocation will affect Navigant’s amortization expenses and result in non-cash charges for 2001, 2002, 2003 and 2004. In addition, the Company also re-evaluated its lease accounting practices and determined that its accounting for leasehold improvements and rent obligations for leased facilities will need to be restated, consistent with the restatements that many companies are currently making. Navigant had historically recognized rent expense on a straight-line basis over the lease term taking into consideration scheduled rent increases, except for scheduled rent increases that were intended to approximate inflation expectations. The Company determined that all real estate leases with scheduled rent increases, including increases for inflation expectations, should be accounted for on a straight-line basis, consistent with the guidance in FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” In addition, the Company determined that all amortization periods for leasehold improvements should not extend beyond the term of the applicable lease agreement unless renewals have been determined to be reasonably assured. This lease accounting will also affect Navigant’s previously reported net income and earnings per share for 2000, 2001, 2002, 2003 and 2004. As a result of both review processes, Navigant will restate previously issued financial information for the fiscal years 2000, 2001, 2002 and 2003, each of the four quarters of fiscal 2003 and the first three quarters of fiscal 2004 and the previously announced results for fiscal 2004 in connection with filing its Annual Report on Form 10-K for December 26, 2004. This Form 10-K will also include the final financial statements for fiscal 2004.

Navigant presently believes that, while not yet finalized, the above-described non-cash adjustments will reduce reported diluted earning per share for 2000, 2001, 2002, 2003 and 2004 by less than 10% for each year. Additionally, Navigant believes that the previously reported results for 2004 will be impacted by these adjustments by less than 5%.

As of the date of this release, Navigant is continuing to review related issues regarding the financial statements. Accordingly, the above information is preliminary and the related financial statements are not finalized. As such, additional changes or adjustments could arise.

Navigant will also revise its quarterly and full year 2005 guidance targets when the financial statements are completed.

The Company previously announced that it had filed Form 12b-25 with the SEC which extended the deadline for filing its 2004 Form 10-K by 15 days to March 28, 2005. However, because of the additional time required to complete the restatement of the financial statements, the Company did not file its Form 10-K for its fiscal year ended December 26, 2004 by March 28, 2005. Therefore the Company is now late in its filing. The timing of the filing is also affected by the need to complete management’s assessment of internal controls over financial reporting and the related independent registered accounting firm’s report as required by Section 404 of the Sarbanes-Oxley Act of 2002. This results from the Company no longer being able to take advantage of an additional 30 days for such control assessment and reporting due to the lack of a timely filing of its 2004 Form 10-K. Navigant is determined to file its 2004 Form 10-K as promptly as possible.

About Navigant International, Inc.

Denver-based Navigant International, Inc., doing business as TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America, based on airline tickets sold, serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 5,100 Associates and has operations in 1,000 locations in 20 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.”

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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